Exhibit 99.1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
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ADIT EDTECH ACQUISITION CORP.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2023.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online Special Meeting, you will need your 12 digit control number to vote electronically at the Special Meeting. To attend:
https://www.cstproxy.com/[•]/2023

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

To view the 2023 Proxy Statement and to Attend the Special Meeting, please go to:
https://www.cstproxy.com/[•]/2023

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ADIT EDTECH ACQUISITION CORP.

The undersigned appoints David L. Shrier and John J. D'Agostino, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Adit EdTech Acquisition Corp. held of record by the undersigned at the close of business on [●], 2023, at the Special Meeting of Stockholders of Adit EdTech Acquisition Corp. to be held on [●], 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

PROXY

ADIT EDTECH ACQUISITION CORP.

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

1. To approve the transactions contemplated by the merger agreement, dated as of November 29, 2021, by and among Adit EdTech Acquisition Corp. ("ADEX"), ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of ADEX, and Griid Holdco LLC, a Delaware limited liability company, as amended by the first amendment to the merger agreement, dated December 23, 2021, the second amendment to the merger agreement, dated October 17, 2022 and the third amendment to the merger agreement, dated February 8, 2023 (such transactions, the "merger"). FOR ☐ AGAINST ☐ ABSTAIN ☐

2. To approve, assuming Proposal Nos. 1, 3, and 5 (such proposals, together with Proposal No. 2, the "condition precedent proposals") are approved and adopted, an amendment to ADEX's amended and restated certificate of incorporation, as amended (the "current charter," and, the amended and restated certificate of incorporation, as amended, if such amendment is adopted, the "proposed charter"). FOR ☐ AGAINST ☐ ABSTAIN ☐

3. To approve, on a non-binding advisory basis, the following differences between ADEX's current charter and the proposed charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as six separate sub-proposals:

   - A – An increase in the authorized share capital from 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the "common stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share (the "preferred stock"), to 501,000,000 shares, consisting of 500,000,000 shares of common stock and 1,000,000 shares of preferred stock. FOR ☐ AGAINST ☐ ABSTAIN ☐
   - B – The classification of the board of directors into three classes with only one class of directors being elected each year and each class serving three-year terms. FOR ☐ AGAINST ☐ ABSTAIN ☐
   - C – The requirement that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding common stock entitled to vote thereon. FOR ☐ AGAINST ☐ ABSTAIN ☐
   - D – The requirement that any action required to permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing and that stockholders may not call a special meeting. FOR ☐ AGAINST ☐ ABSTAIN ☐
   - E – The requirement that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, be needed to amend the proposed charter. FOR ☐ AGAINST ☐ ABSTAIN ☐
   - F – A change in the post-merger company's corporate name from "Adit EdTech Acquisition Corp." to "GRIID Infrastructure Inc." and the removal of certain provisions related to ADEX's status as a blank check company that will no longer apply upon consummation of the merger. FOR ☐ AGAINST ☐ ABSTAIN ☐

4. To approve and adopt, assuming the condition precedent proposals are approved and adopted, the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan. FOR ☐ AGAINST ☐ ABSTAIN ☐

5. To approve, assuming the other condition precedent proposals are approved and adopted, for purposes of complying with applicable provisions of the NYSE American listing standard §713(a), the issuance of more than 20% of ADEX's outstanding common stock, par value $0.0001 per share, in connection with the merger and, for purposes of complying with the applicable provisions of the NYSE American listing standard §713(b), the change of control of ADEX. FOR ☐ AGAINST ☐ ABSTAIN ☐

6. To approve and adopt, assuming the condition precedent proposals are approved and adopted, an amendment to the current charter to remove from the current charter prior to the closing of the merger (i) the limitation on ADEX's ability to redeem or repurchase IPO Shares in connection with the consummation of an initial business combination to the extent such redemption would result in ADEX's failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million after payment of the deferred underwriting commission (the "redemption limitation"), and (ii) the limitation that ADEX shall consummate an initial business combination following stockholder approval thereof only if the redemption limitation is not exceeded. FOR ☐ AGAINST ☐ ABSTAIN ☐

7. To elect, assuming the condition precedent proposals are approved and adopted, seven directors to serve terms as Class I, Class II, and Class III directors on ADEX's board of directors until the 2024, 2025, and 2026 annual meetings of stockholders, respectively, or until such directors' successors have been duly elected and qualified, or until such directors' earlier death, resignation, retirement or removal.

Nominees:

	FOR	WITHHOLD
01) David L. Shrier	☐	☐
02) Sharmila Kassam	☐	☐
03) James D. Kelly III	☐	☐
04) Neal Simmons	☐	☐
05) Sundar Subramaniam	☐	☐
06) Tom Zaccagnino	☐	☐
07) Cristina Dolan	☐	☐

8. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals. FOR ☐ AGAINST ☐ ABSTAIN ☐

CONTROL NUMBER

☐

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2023**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.